Exhibit 5.1

Trulia, Inc.

116 New Montgomery Street, Suite 300

San Francisco, CA 94105

Re: Securities Being Registered under Registration Statement on Form S-4, as Amended

Ladies and Gentlemen:

We have examined the Registration Statement on Form S-4, as amended, filed by you with the Securities and Exchange Commission, Registration Number 333-189266 (the “Registration Statement”), in connection with the registration under the Securities Act of 1933, as amended, of shares of your Common Stock, par value $0.00001 per share (the “Shares”), to be issued to shareholders of Market Leader, Inc., a Washington corporation (“Market Leader”), in connection with the merger (the “Transaction”) contemplated by the Agreement and Plan of Merger by and among you, Mariner Acquisition Corp., a Washington corporation, and Market Leader, dated as of May 7, 2013 (the “Merger Agreement”).

As your counsel in connection with the Transaction, we have examined the proceedings taken and are familiar with the proceedings proposed to be taken by you in connection with the issuance of the Shares in the Transaction. We have relied, without independent verification, on information obtained from certain of your officers as to matters of fact material to the opinions set forth below.

Based upon the foregoing, and subject to the qualifications set forth below, it is our opinion that, as of the date hereof, the Shares have been duly authorized by all necessary corporate action on your part and, when issued in accordance with the Merger Agreement and the Registration Statement, the Shares will be validly issued, fully paid and non-assessable.

We do not express any opinion on any laws other than the laws of the State of California, the General Corporation Law of the State of Delaware, and the federal securities laws of the United States of America.

We hereby consent to the use of this opinion as an exhibit to the Registration Statement, and further consent to the use of our name whenever appearing in the Registration Statement and any amendments thereto.

Sincerely,

/s/ Wilson Sonsini Goodrich & Rosati
WILSON SONSINI GOODRICH & ROSATI

Professional Corporation

July 8, 2013